THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325

INDEPENDENCE, MO 64055

816-813-0098

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

US Canadian Minerals, Inc. (A Development Stage Company)

161-936 Peace Portal Drive

Blaine, WA 98230

We have audited the accompanying restated balance sheets of US Canadian Minerals, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related statements of income and changes in member’s equity, and cash flows for the period then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits, these restated financial statements referred to above present fairly, in all material respects, the financial position of US Canadian Minerals, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company is a development stage company facing competition from existing companies with considerably more financial resources and business connections. As of the date of this report, the Company may require additional capital for their operational activities and their ability to raise capital through future issuances of common stock is unknown. Obtaining additional financing and attaining profitable operations are necessary for the Company to continue operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern as of the date of this report. The audited financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties. Management's plans regarding those matters also are described in Note 5.

The Blackwing Group, LLC

Issuing Office: Independence, MO

September 12, 2008